Exhibit 4.4

EXECUTION COPY

7 DAYS GROUP HOLDINGS LIMITED

SERIES A PREFERRED SHARE SUBSCRIPTION AGREEMENT

THIS SERIES A PREFERRED SHARE SUBSCRIPTION AGREEMENT is made and entered into as of November 7, 2006 by and among:

(1) 7 Days Group Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”);

(2) 7 Days Inn (Shenzhen) Co., Ltd., a wholly foreign owned enterprise organized under the laws of the People’s Republic of China (“PRC”) (the “PRC Subsidiary”);

(3) Zheng Nanyan (ID No. 440103196812216012), an individual;

(4) He Boquan (ID No. 440620196011075452), an individual;

(5) Zhang Qiong (Passport No. G13169215), an individual;

(6) Lee Chien (Passport No. 046681184), an individual;

(7) Fortune News International Limited, a company organized under the laws of the British Virgin Islands;

(8) Smartech Resources Limited, a company organized under the laws of the British Virgin Islands;

(the parties (3), (4), (5), (6), (7) and (8) and their respective successors, the “Founders”, and each a “Founder”);

(9) Warburg Pincus Real Estate I, L.P. (together with its permitted successors, transferees or assignees, the “Investor”).

For the purpose of this Agreement, the Company, the PRC Subsidiary, and all other direct or indirect subsidiaries of the foregoing and Guangzhou 7 Days Hotel Management Co., Ltd., Guangzhou 7 Days Inn Co., Ltd. and Wuxi Shenglong Hotel Management Co., Ltd. may hereinafter be referred to collectively as “Group Companies” and each individually as a “Group Company”.

RECITALS

WHEREAS, the Company owns hundred percent (100%) interest in the PRC Subsidiary; and

WHEREAS, the Company desires to allot and issue to the Investor and the Investor desires to subscribe for up to 15,724,432 Series A convertible preferred shares of the Company, par value US$0.125 per share (the “Series A Shares”) on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS.

For purposes of this Agreement the following terms shall have the following meanings:

“Action”	shall mean an action, suit, proceeding, claim, arbitration or investigation.

“Affiliates”	shall mean any individual, partnership, corporation, trust or other entity that directly or indirectly controls, or is controlled by, or is under common control with, such Person, where control means the direct or indirect ownership of more than fifty percent (50%) of the outstanding shares or other ownership interests having ordinary voting power to elect directors or the equivalent and, in the case of any shareholder that is an investment fund or account (or a subsidiary of any such investment fund or account), the term “Affiliates” shall include any other investment fund or account (or a subsidiary of any such investment fund or account) managed by the manager of the Investor (or, if such shareholder is a subsidiary of an investment fund or account, the investment fund or account of which such shareholder is a subsidiary) and any Person who succeeds such manager as the manager of such investment fund or account, as applicable.

“Agreement”	shall mean this Series A Preferred Share Subscription Agreement.

“Applicable Law”	shall mean, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or Actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Assets”	shall have the meaning set forth in Section 4.11 (a)

“Associate”	shall mean with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Board”	shall mean the board of directors of the Company.

“Business Day”	shall mean any day (excluding Saturdays, Sundays and public holidays in Hong Kong) on which banks generally are open for business in Hong Kong.

“Closing Date”	shall mean the date of the Closing.

“Closing”	shall have the meaning set forth in Section 3.1.

“Company”	shall have the meaning set forth in the Preamble.

“Constitutional Documents”	shall have the meaning set forth in Section 4.10(a)(iii).

“Contracts”	shall have the meaning set forth in Section 4.10(a)(iii).

“Covenantors”	shall mean the Group Companies and the Founders.

“Disclosure Letter”	shall have the meaning set forth in Section 4 and shall be attached hereto as Exhibit C.

“Employees’ Competing Business”	shall have the meaning set forth in Section 6.9.

“Employees’ Restricted Period”	shall have the meaning set forth in Section 6.9.

“Environmental Laws”	shall have the meaning set forth in Section 4.14(a).

“Environmental Licenses”	shall have the meaning set forth in Section 4.14(b).

“Financial Statements”	shall have the meaning set forth in Section 4.6(a).

“Founder” or “Founders”	shall have the meaning set forth in the Preamble.

“Founders’ Competing Business”	shall have the meaning set forth in Section 6.10.

“Founders’ Restricted Period”	shall have the meaning set forth in Section 6.10.

“Government Official”	shall have the meaning set forth in Section 4.9(d).

“Governmental Authority”	shall mean any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Group Company” or “Group Companies”	shall have the meaning set forth in the Preamble.

“IFRS”	means the International Financial Reporting Standards as published by the International Accounting Standards Board.

“Indemnified Party”	shall have the meaning set forth in Section 9.1.

“Indemnifying Party”	shall have the meaning set forth in Section 9.1.

“Initial Series A Valuation”	shall mean the pre-money valuation of the Company for subscription of Series A Shares set at US$40,000,000.

“Intellectual Property”	shall mean all intellectual property, including, without limitation, patents, trademarks, trade names, copyrights, proprietary information and rights, service marks, domain names, mask works, trade secrets, know-how, business processes, all computer software including the codes, inventions, information, processes, formulas, applications, design, drawings, technical data, and all documentation related to any of the foregoing.

“Investor”	shall have the meaning set forth in the Preamble.

“Key Employees”	shall have the meaning set forth in Section 7.9.

“knowledge”	shall mean a party’s actual knowledge after due and diligent inquiries of the officers, directors and other employees of such party reasonably believed to have knowledge of the matter in question.

“Leased Properties”	shall have the meaning set forth in Section 4.13(a).

“Lien”	shall mean any lien, encumbrance, mortgage, pledge, hypothecation, charge (whether fixed or floating or otherwise), right of first refusal, lease, license, adverse claim, or other conflicting ownership affecting title or resulting in a charge against real or personal property, or security interest of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell).

“Losses”	shall mean all direct losses, liabilities, damages, deficiencies, diminution in value, suits, debts, obligations, interest, penalties, expenses, judgments or settlements of any nature or kind, including all costs and expenses related thereto, including without limitation reasonable attorneys’ fees and disbursements, court costs, amounts paid in settlement and expenses of investigation, whether at law or in equity, of any kind or nature, but excluding any indirect, consequential or punitive loss, damage, cost or expense.

“Material Adverse Effect”	shall mean any change, event or effect (“Effect”) that may be materially adverse to the general affairs, business, operations, assets, condition (financial or otherwise), or results of operations of the Group Companies taken as a whole; provided however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i) any Effect that results from changes in general economic conditions or as a result of war or an act of terrorism, (ii) any Effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of an Investor, or (iii) any issue or condition which the Company may reasonably demonstrate was known to an Investor prior to the date of this Agreement or has been disclosed in the Disclosure Letter.

“material”	shall have the meaning set forth in Section 4.8.

“Ordinary Shares”	shall mean the Company’s ordinary shares, par value US$0.125 per share.

“Original Post-Money Valuation”	shall mean the sum of the aggregate Subscription Price with respect to all the Series A Shares purchased hereunder and US$40,000,000.

“Person”	shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture (including a sino-foreign equity joint venture), an unincorporated organization and a Governmental Authority.

“Plan”	shall mean the Company’s employee share option plan as approved by the Board.

“PRC”	shall mean the People’s Republic of China, excluding Hong Kong, Macau, and Taiwan.

“PRC Subsidiary”	shall have the meaning set forth in the Preamble.

“Purchased Shares”	shall have the meaning set forth in Section 2.2.

“Regulation S”	shall have the meaning set forth in Section 4.25.

“Restated Articles”	shall have the meaning set forth in Section 2.1.

“SAFE”	shall have the meaning set forth in Section 6.11.

“SAFE Circular”	shall have the meaning set forth in Section 6.11.

“Securities Act”	shall mean the United States Securities Act of 1933, as amended.

“Series A Director”	shall have the meaning set forth in Section 7.7.

“Series A Shares”	shall have the meaning set forth in the Recital.

“Shareholders’ Agreement”	shall have the meaning set forth in Section 4.2(c).

“Subscription Price”	shall have the meaning set forth in Section 2.2.

“Tax”	shall mean any federal, central, state, provincial, local or municipal income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or estimated, tax, levy, duty or any other form of taxation of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

“Transaction Agreements”	shall have the meaning set forth in Section 4.4.

“UNCITRAL Rules”	shall have the meaning set forth in Section 10.14(b).

“US$”	shall mean United States dollars.

“WP Asia”	shall have the meaning set forth in Section 10.15.

“WP Manager”	shall have the meaning set forth in Section 10.15.

2.	AGREEMENT TO SUBSCRIBE FOR AND ALLOT SHARES.

2.1. Authorization. As of the Closing, the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to 15,724,432 Series A Shares of the Company having the rights, preferences, privileges and restrictions as set forth in the Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit A (the “Restated Articles”).

2.2. Agreement to Subscribe for and Allot Series A Shares. Subject to the terms and conditions hereof, the Company hereby agrees to issue and allot to the Investor, and the Investor hereby agrees to subscribe from the Company, on the Closing Date, up to that number of Series A Shares set forth opposite its name on Exhibit B for the subscription price set forth thereon (the “Subscription

Price”), at an aggregate subscription price for the Closing of up to US$10,000,000. The Series A Shares to be subscribed pursuant to this Agreement will be collectively hereinafter referred to as the “Purchased Shares”. The Subscription Price shall be paid by wire transfer of funds to a designated account of the Company, provided that wire transfer instructions are delivered to the Investor at least one (1) Business Day prior to the Closing Date.

3.	CLOSING; DELIVERY.

3.1. Closing. Subject to the fulfillment of the conditions set forth in Section 7 and Section 8 (or the waiver thereof by the Investor or the Company, as the case may be), the sale of the Purchased Shares (the “Closing”) at an initial pre-money valuation of US$40,000,000 (“Initial Series A Valuation”) for the aggregate Subscription Price set forth on Exhibit B shall take place remotely via the exchange of documents and signatures at the date hereof at the office of the Company or another location to be mutually agreed to by the parties.

3.2. Delivery. In the event that all of the conditions set forth in Section 7 and Section 8 (except payment of the Subscription Price) have been either fulfilled or waived and at the Closing, the Investor shall remit to the Company the Subscription Price in full in immediately available funds by telegraphic transfer, to the account specified by the Company in writing, and the Company shall (a) issue share certificates representing the Series A Shares subscribed by the Investor, (b) enter the Investor in its Register of Members as a holder of Series A Shares, free and clear of any Lien, evidencing the Investor’s Purchased Shares as having been issued and credited as fully paid, (c) deliver to the Investor a certified copy of the Register of Members reflecting the issuance of the Series A Shares and (d) deliver to the Investor all other items required at Closing under Section 7.

3.3. Fulfillment of Closing Conditions. The Covenantors shall use their best efforts to fulfill all conditions contained in Section 7 of this Agreement and the Investor shall use its best efforts to fulfill all conditions contained in Section 8 of this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES AND THE FOUNDERS.

The Group Companies and the Founders (collectively, the “Covenantors”), jointly and severally, hereby represent and warrant to the Investor, except as set forth in the Disclosure Letter (the “Disclosure Letter”) attached to this Agreement as Exhibit C (which Disclosure Letter shall be deemed to be disclosures against the representations and warranties given to the Investor), as of the date hereof and, where appropriate, the Closing Date, as set forth in this Section 4.

4.1. Organization, Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business in each jurisdiction where failure to be so qualified would have a Material Adverse Effect.

4.2. Capitalization. Immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(a) Ordinary Shares. A total of 81,300,000 authorized Ordinary Shares, of which 60,000,000 Ordinary Shares are issued and outstanding.

(b) Series A Shares. A total of 16,000,000 authorized Series A Shares, none of which are issued and outstanding.

(c) Options, Warrants, Reserved Share. The Company has reserved 16,000,000 Ordinary Shares for issuance upon the conversion of the Series A Shares. Except for (i) the conversion privileges of the Purchased Shares, (ii) the preemptive rights provided in the Shareholders’ Agreement to be entered into at the Closing a form of which is attached hereto as Exhibit D (the “Shareholders’ Agreement”), (iii) 2,897,727 Ordinary Shares reserved for issuance to employees pursuant to the Plan, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to subscribe to any of the shares of the Company. Except pursuant to the Shareholders’ Agreement, no shares (including the Purchased Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to subscribe to such shares (whether in favor of the Company or any other Person). Other than the Shareholders’ Agreement, there are no other agreements between or among the shareholders of any Group Company with respect to the equity of any Group Company.

(d) PRC Subsidiary Registered Capital. Immediately prior to the Closing, the PRC Subsidiary’s registered capital is USD6,350,000, which registered capital has been contributed in full. The Company owns hundred percent (100%) interest in the PRC Subsidiary, and the PRC Subsidiary’s registered capital is not subject to any Lien. The PRC Subsidiary is not a party to or bound by any option, agreement or arrangement to allot or issue or sell or create any Lien on any of its registered capital or any other security convertible into any registered capital or other security of the PRC Subsidiary.

4.3. Subsidiaries. Except for the Company’s ownership of the PRC Subsidiary and subject to Section 4.3 of the Disclosure Letter, no Group Company presently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity.

4.4. Due Authorization. All corporate action on the part of the Group Companies and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of the Group Companies under this Agreement, the Shareholders’ Agreement, and any other agreements to which it is a party and the execution of which is contemplated hereunder (together the “Transaction Agreements”), and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement at the Closing and of the Ordinary Shares issuable upon conversion of such Purchased Shares has been taken or will be taken prior to the Closing. Each of the Transaction Agreements is a valid and binding obligation of the Group Companies, as applicable, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.5. Valid Issuance of Series A Shares and Ordinary Shares.

(a) The Series A Shares, when issued, sold and delivered in accordance with the terms of this Agreement and following receipt of any subscription monies owing to the Company, will be duly and validly authorized and issued, credited as fully paid and non-assessable.

(b) The Ordinary Shares when issued upon conversion of the Series A Shares will be duly and validly authorized and issued, credited as fully paid and non-assessable.

(c) The outstanding capital shares of the Company are duly and validly authorized and issued, credited as fully paid and non-assessable, have been issued in accordance with all Applicable Laws, the Company’s Restated Articles and any relevant securities laws or pursuant to valid exemptions therefrom.

4.6. Financial Statements.

(a) Prior to the Closing Date, the Group Companies have delivered to the Investor their audited consolidated financial statements (including balance sheet, profit and loss statement, and cash flow statement) as of June 30, 2006 (collectively, the “Financial Statements”).

(b) The Financial Statements have been audited by a “Big 4” accounting firm and prepared in accordance with IFRS. Since June 30, 2006, none of the Group Companies has changed any of the accounting principles or practices used by it in the past.

(c) The Financial Statements are accurate and complete in all material respects and present fairly the financial position of each Group Company as of the respective dates thereof and the results of operations of each Group Company for the periods covered thereby. In particular, the Financial Statements reflect all debts, liabilities, and obligations of any nature whether due or to become due, (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) of the Group Companies as at June 30, 2006, and contain all necessary reserves, provisions and accruals in accordance with IFRS. To the best knowledge of the Covenantors after due inquiry, the Financial Statements present an accurate picture of the net assets, financing and results of operations of the Group Companies taken as a whole in accordance with IFRS as at June 30, 2006.

(d) All transactions conducted by the Group Companies have been duly recorded on their books and in their accounting records to the extent required by IFRS and other applicable local accounting provisions and regulations. As at June 30, 2006, the Group Companies have not incurred, assumed or guaranteed any liabilities or debts of any nature (whether due, fixed, contingent or otherwise) that were material to the business of the Group Companies taken as a whole and were not reflected or expressly provisioned against in the Financial Statements.

4.7. Material Liabilities. Except as disclosed in the Financial Statements and in the Disclosure Letter, none of the Group Companies, taken as a whole, have any material liability or obligation, absolute or contingent (individually or in the aggregate), or any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed or guaranteed, and no Group Company is a guarantor or indemnitor of any liability, obligation or indebtedness of any Person other than such liability, obligation or indebtedness created, incurred, assumed or guaranteed in the ordinary course of business, and no Founder is a guarantor or indemnitor of any liability, obligation or indebtedness of any Group Company, and no Founder has pledged or created any encumbrance over any of his interest in the securities of any Group Company.

4.8. Material Contracts and Obligations. All Contracts which (a) are material to the conduct and operations of any Group Company’s business and properties, (b) involve any of the officers, consultants, directors, employees or shareholders of the Group Company; or (c) obligate such Group Company to share, license or develop any product or technology (except licenses granted in the ordinary course of business), other than agreements entered into by or on behalf of any Group Company in the ordinary course of business, are listed in Section 4.8 of the Disclosure Letter and have been made available for inspection by the Investor and its counsel. For purposes of this Section 4.8, “material” shall mean (i) reasonably likely to result in consideration to any Group Company, or imposing liability or contingent liability on any Group Company, in excess of US$500,000 under such Contracts, (ii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, or (iii) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect.

4.9. Compliance with Laws; Consents and Permits.

(a) Each of the Group Companies has obtained and has maintained in good standing all licenses, permits, consents and authorizations required to be obtained by it under all Applicable Laws necessary for the operation of its business, and all such licenses, permits, consents and authorizations remain in full force and effect. To the best knowledge of each of the Covenantors, each of the Group Companies is in compliance, in all material respects, with all Applicable Laws.

(b) Without limiting the generality of Section 4.9(a), the PRC Subsidiary (and each of other direct or indirect subsidiaries of the Group Companies, and Guangzhou 7 Days Hotel Management Co., Ltd., Guangzhou 7 Days Inn Co., Ltd. and Wuxi Shenglong Hotel Management Co., Ltd.) has completed, maintained and updated:

(i) all required registrations, operating permits and approvals for its authorized scope of business from the Ministry of Construction or its relevant local counterpart;

(ii) all required registrations, operating permits and approvals for its authorized scope of business from the Land Resource Bureau, Real Estate Bureau, Construction Commission, Planning Bureau, or their relevant local counterpart;

(iii) all required approvals from the relevant local counterpart of the Ministry of Commerce;

(iv) all required registrations with the relevant local counterpart of the State Administration for Industry and Commerce;

(v) all required registrations for its operations with the relevant local counterparts of the State Administration of Foreign Exchange, the Customs Authorities, the State Tax Bureau, the Ministry of Public Security;

(vi) all required registrations for foreign exchange loan agreements with the local counterpart of the State Administration of Foreign Exchange; and

(vii) all official records related to the importation of equipment, machinery or other goods.

(c) Without limiting the generality of Section 4.9(a), the PRC Subsidiary (and each of other direct or indirect subsidiaries of the Group Companies, and Guangzhou 7 Days Hotel Management Co., Ltd., Guangzhou 7 Days Inn Co., Ltd. and Wuxi Shenglong Hotel Management Co., Ltd.):

(i) has not and is not engaged in any act or omission that results in, or could result in, the revocation of any approval, registration, operating permit or filing set out in Section 4.9;

(ii) has conducted and currently conducts its business within the scope of its authorized business;

(iii) has not and is not now engaged in any activities that are in violation of published and publicly available laws and regulations; and

(iv) has used and is using in the course of its business, equipment and machinery that complies with all license specifications of the PRC government.

(d) For purposes of this Section 4.9(d), “Government Official” means any officer or employee of a Governmental Authority, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government, Governmental Authority or public international organization. To the best knowledge of the Covenantors, no Covenantor or any director, officer, agent, employee, representative or any other Person associated with or acting for or on behalf of the foregoing, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any Government Official, political party or official thereof or to any candidate for political office (or to any Person where such Covenantor, director, officer, agent, employee, representative or other Person knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, political party, party official, or candidate for political office) for the purposes of:

(i) (x) influencing any act or decision of such Government Official, political party, party official, or candidate in his or its official capacity, (y) inducing such Government Official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such Government Official, political party, party official or candidate, or (z) securing any improper advantage, or

(ii) inducing such Government Official, political party, party official, or candidate to use his or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, in order to assist the Covenantor in obtaining or retaining business for or with, or directing business to the Covenantor.

4.10. No Violation or Conflict; No Default.

(a) Neither the nature of the business of any of the Covenantors, the execution, delivery or performance of the Transaction Agreements, nor the compliance with their respective obligations hereunder or thereunder, nor the consummation of the transaction contemplated by the Transaction Agreements, nor the sale, issuance, or delivery of the Series A Shares or Ordinary Shares issued or issuable upon the conversion of Series A Shares will:

(i) cause the PRC Subsidiary to lose the status of a sino-foreign joint venture or wholly foreign owned enterprise;

(ii) violate or conflict with any Applicable Laws; or

(iii) violate, be in conflict with, breach, constitute, with or without the passage of time or the giving of notice or both, a default under, require the consent of any Person under, result in the creation or imposition of any Lien upon any property of any of the Group Companies, result in the loss or modification in any manner adverse to any of the Group Companies of any right or benefit under, or give to any other Person any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation under, any material mortgage, indenture, note, debenture, agreement, lease, license, permit, franchise or other instrument or obligation in a written form (collectively, “Contracts”) to which any of the Group Companies is a party or by which its properties may be bound or affected or any constitutional documents of any of the Group Companies which include, without limitation and as applicable, articles of incorporation, memoranda and/or articles of association, by-laws, joint venture contracts, feasibility studies and the like (the “Constitutional Documents”).

(b) None of the Group Companies are in default (without giving effect to any grace or cure period or notice requirement) under any Contract, any of the Constitutional Documents or any applicable judgments or orders. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or unauthorized.

4.11. Title to Properties and Assets.

(a) The Group Companies possess valid and legal title to, and own or have valid leasehold interests or rights to use of, all of the assets and property reflected in the Financial Statements and all of the property and assets used in its business (including without limitation all land use rights) (the “Assets”), in each case free and clear of all Liens or right of any third parties;

(b) Each Group Company has obtained all necessary approvals, certificates, licenses and permits necessary to own, develop, lease, manage and operate each Asset, and no Group Company is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any of such approvals, certificates, licenses and permits;

(c) There is no condemnation or other government action pending, or to the best of the Covenantors’ knowledge, threatened, to seize any portion of any Asset owned by any Group Company which could have a Material Adverse Effect upon such Asset;

(d) The Group Company has the right to manage its Assets, and no party has any right to interfere with such right;

(e) There is no structural or material physical defect with respect to any Asset, including improvements, fixtures, mechanical systems, water and sewerage systems, or other apparatus comprising or located upon land or buildings owned by any Group Company. No Group Company has ever received any notice from Governmental Authorities requesting it to improve or restrict the usage of its land or building and the Covenantors covenant to the Investor that the Investor shall be promptly notified upon receipt of the aforesaid notice. Each Group Company’s land and building (i) is in compliance with requirements set forth in its land grant contract; (ii) is in compliance with approvals, licenses, permits, certificates, and consents issued by the relevant Governmental Authorities; and (iii) is in compliance with all relevant Applicable Laws; and

(f) The land use rights grant contract for each parcel of land owned by each Group Company is in full force and effect and all land grant premium and other payments required to be made have been made. There has been no default under any land grant contract and the use, development, construction and operation of such land has been and is in full compliance with the applicable land grant contract.

4.12. Buildings. All of the buildings and development and construction projects (including design and specification plans) of the Group Companies (a) meet or exceed all national, provincial, local or other applicable requirements, zoning regulations and other Applicable Laws, including without limitation, requirements and standards governing design and construction for earthquake safety and (b) have been approved by all applicable authorities (including without limitation those implementing the laws, rules and regulations pertaining to earthquake safety).

4.13. Leased Properties.

(a) Section 4.13 of the Disclosure Letter sets out all rights and interests of the land or premises rented, occupied or otherwise used by the Group Companies (the “Leased Properties”), and the related information is true, accurate and complete in all material respects.

(b) The Leased Properties comprise all the land and premises rented, occupied or otherwise used by the Group Companies or in which any Group Company has any right or interest.

(c) A list of all tenancy agreements or leases entered into by the Group Companies and relevant information in respect of the Leased Properties has been disclosed to the Investor in Section 4.13 of the Disclosure Letter and the information set out therein is true, accurate and complete in all material respects.

(d) The Group Companies have paid the rent, rates and all other charges for which a tenant is responsible under the tenancy agreements or leases of the Leased Properties up to the last payment date and have observed and performed the covenants on the part of the tenant and the conditions contained in the tenancy agreements or leases and all such tenancies or leases are valid, binding and in full force.

(e) The Leased Properties are held by the Group Companies under the terms of a lease or tenancy agreement. Such lease or tenancy agreement is valid and binding on the parties thereto and contains no unusual or onerous provision or any right for the lessor or landlord to terminate the lease prior to the expiry of its terms other than for non-payment of rent or breach of the terms of such lease.

(f) All necessary consents for the grant of the lease or tenancy agreement have been obtained and remain in full force and effect and the relevant Group Company, being the lessee, has satisfactory evidence of the lessor’s or landlord’s title to grant such lease or tenancy agreement.

(g) For Leased Properties in the PRC, all registration or filing requirements have been complied with under the relevant regulations and the appropriate authorities have issued or granted the relevant registration or filing certificates and such documents do not contain any unusual or onerous provision or condition.

(h) All covenants and conditions contained in the leases or tenancy agreement, or in any license, consent or other document entered into supplementing to the lease or tenancy agreement, whether on the part of the landlord or the tenant, have been observed and performed to date and no material breaches have been waived or acquiesced in and the lease is valid and in full force.

(i) All permits, licenses, consents and approvals required from any Governmental Authorities, landlords, superior landlords and mortgages (where necessary) in respect of any of the tenancies or leases of the Leased Properties have been obtained and the covenants on the part of the landlord and/or the tenant contained in such permits, licenses, consents and approvals have been duly performed and observed.

(j) The use, development, construction and operation of the Leased Properties has been and is in full compliance with the applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules or timetables imposed or required by any Governmental Authority or Applicable Law and the applicable land grant contract in relation to such Leased Properties.

(k) No notice affecting any of the Leased Properties or other use has been given or served by any Governmental Authority or any other authority or Person or body and there are no circumstances that are likely to result in the forfeiture or any of the tenancies or leases in respect of the Leased Properties.

(l) No rent is currently under review or in dispute.

4.14. Environmental Matters.

(a) None of the Group Companies or its Assets are in violation of any applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules or timetables imposed or required by any Governmental Authority or Applicable Law relating to pollution or protection of the environment, including without limitation, Applicable Laws relating to the emission, discharge or release of any substance into the environment (including without limitation ambient air, surface water, ground water, drinking water supply, land surface or subsurface strata located both on and off-site) (such Applicable Laws, the “Environmental Laws”)

(b) All environmental documents, information, material, permits, consents, certificates, registrations, licenses, franchises and other authorizations and approvals necessary conduct the business of each of the Group Companies as currently conducted (including without limitation those applicable to its respective buildings, properties, and land) (the “Environmental Licenses”) have been lawfully and validly issued and are currently valid and in full force and effect. All such Environmental Licenses are not subject to any threat from any Governmental Authority to revoke, cancel, withdraw, terminate, suspend, not renew, or modify any such Environmental Licenses.

(c) None of the Covenantors know or should know of (i) any past leaks, spills or discharges into the ground, water or air of any chemicals, fuels or other substances which are potentially harmful to the environment (within the meaning of the applicable Environmental Laws), or (ii) any contamination caused by same of any buildings, soils or ground water currently existing on any property or land owned by the Group Companies.

4.15. Intellectual Property. Each of the Group Companies owns all Intellectual Property required or used in their business as currently conducted or as proposed to be conducted, or possesses adequate licenses or other rights to use all Intellectual Property required or used in their business as currently conducted or as proposed to be conducted. None of the Group Companies is infringing on or conflicting with any rights of others with respect to the use of Intellectual Property. Each of the Group Companies has taken all steps it reasonably considers necessary (including registrations with, or applications to register with, the appropriate Governmental Authority) to perfect or protect its actual and alleged Intellectual Property and such Intellectual Property are valid and enforceable. To the best knowledge of the Covenantors, no third party is infringing any Intellectual Property of any Group Company.

4.16. Litigation. There is no Action pending (or, to the knowledge of the Covenantors, currently threatened) against any of the Group Companies, any Group Company’s activities, properties or assets or, to the best of the Covenantors’ knowledge, against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of such Group Company, or otherwise that is likely to result in any Material Adverse Effect. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or, to the knowledge of the Covenantors, threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

4.17. Disclosure. Each of the Covenantors has provided the Investor with all the information that the Investor has requested. No representation or warranty by the Covenantors in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not materially misleading. The documents delivered by the Covenantors to the Investor in connection with the negotiation or execution of this Agreement do not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not materially misleading.

4.18. Registration Rights. Except as provided in the Shareholders’ Agreement, neither the Company nor any other Group Company has granted or agreed to grant any Person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Company obligated to list, any of the Company’s shares on any securities exchange. Except as contemplated under this Agreement and the Shareholders’ Agreement, there are no voting or similar agreements that relate to the Company’s securities.

4.19. Changes in Condition. Except as specifically set forth in this Agreement or in the Disclosure Letter or with prior written consent of the Investor and with respect to the Closing, since June 30, 2006, there has not been, other than those transactions and matters contemplated or implemented in accordance with the Transaction Agreements:

(a) any change in the assets, liabilities, financial condition or operating results of the Group Companies, taken as a whole, from that reflected in the Financial Statements, if applicable, except changes in the ordinary course of business that have not resulted in a Material Adverse Effect;

(b) any material change in the contingent obligations of the Group Companies, taken as a whole, by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, properties, financial condition, operating results or business of the Group Companies, taken as a whole (as presently conducted and as presently proposed to be conducted), which is in excess of US$250,000;

(d) any waiver by any Group Company of a valuable right or of a material debt which is individually in excess of US$100,000 or in excess of US$250,000 in the aggregate;

(e) any satisfaction or discharge of any Lien, claim or encumbrance or payment of any obligation by any Group Company which is in excess of US$250,000, except such satisfaction, discharge or payment made in the ordinary course of business to the assets, properties, financial condition, operating results or business of such Group Company;

(f) any material change or amendment to a material contract or arrangement by which any Group Company or any of its assets or properties is bound or subject which is valued in excess of US$250,000, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g) any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h) any sale, assignment or transfer of any material Intellectual Property or other intangible assets of any Group Company;

(i) any resignation or termination of any member of the Group Companies’ senior management;

(j) any mortgage, pledge, transfer of a security interest in, or Lien created by any Group Company or Founder with respect to, any of such Group Company’s properties or assets, except Liens for Taxes not yet due or payable and except created in the normal course of business;

(k) any debt, obligation, or liability incurred, assumed or guaranteed by any Group Company individually in excess of US$100,000 or in excess of US$250,000 in the aggregate except where it is incurred, assumed or guaranteed pursuant to the then current business plan or budget;

(1) any declaration, setting aside or payment or other distribution in respect of any Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by any Group Company;

(m) any failure to conduct business in the ordinary course in any material respect;

(n) any transactions with any of Group Company, its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals apart from the service or employment contracts entered into with such officers, directors or employees;

(o) any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(p) any agreement or commitment by a Group Company to do any of the things described in this Section 4.19.

4.20. Tax Matters.

(a) Each of the Group Companies has timely filed all Tax returns or reports (or the Tax returns or reports have been timely filed on behalf of any Group Company, as applicable) in all jurisdictions in which the filing of such return or report is applicable or appropriate, including without limitation all state or local income, business and value added Tax returns or filings.

(b) The Financial Statements contain full provision for all taxation including deferred or provisional taxation liable to be assessed on any Group Company for the accounting period ended on the last day of the period to which such Financial Statements relate or for any subsequent period (on the basis of the rates of Tax and taxation statutes in force on the last day of the period to which such Financial Statements relate) in respect of any transaction, event or omission occurring or any income or profits or gains earned, accrued or received by any Group Company, or for which any Group Company is accountable up to such date and all contingent liabilities for taxation have been provided for or disclosed in the Financial Statements.

(c) Since the last day of the period to which such Financial Statements relate no material liability or contingent liability for taxation has arisen otherwise than as a result of business activities of any Group Company in the ordinary course of each respective business.

(d) All returns, report or filings described in Section 4.20 above made by any Group Company for taxation purposes were when made correct and remain correct and on a proper basis and all other information supplied to relevant Tax or other fiscal authorities in, if applicable, the PRC, the Cayman Islands, or other applicable jurisdictions, was when supplied correct and remains correct and on a proper basis and such returns include all returns and information which each Group Company ought to have made or given and are not subject to any dispute with the relevant Tax or other fiscal authorities at the date hereof. To the best knowledge of the Covenantors, there is no examination being conducted of any Group Company by any relevant Tax or fiscal authority and there is no fact or matter which might result in any such dispute or any liability for taxation (present or future) not provided for in the Financial Statements.

(e) Each Group Company has timely paid all Taxes for which it is liable to the relevant Tax and other fiscal authorities in, if applicable, the PRC, the Cayman Islands, or other applicable jurisdictions on or before the due date for payment thereof, and is under no liability to pay any penalty or interest in connection therewith, including but not limited to, any land value appreciation Tax in accordance with PRC laws and regulations. Without prejudice to the generality of the foregoing, each Group Company has made all deductions and withholdings in respect of or account of taxation which it is required or entitled by any relevant legislation to make from any payments made by it including, but not limited to, interest, annuities or other annual payments, royalties, rent or salary, fees or other remuneration payable to employees, consultants, or sub-contractors, and where appropriate each Group Company has accounted in full to the relevant fiscal authority for any taxation so deducted or withheld.

(f) All preferential tax status of or treatments for each Group Company, if there is any, are set forth in Section 4.20 of the Disclosure Letter. Each of the Group Companies is not aware that any such tax preferential status or treatment is unavailable under Applicable Laws.

(g) There are no Liens for Taxes (other than any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with IFRS).

(h) None of the Group Companies has waivers or comparable consents regarding the application or extension of the statute of limitations for any Taxes or Tax returns and no extensions have been executed on its behalf.

(i) No deficiency for any Taxes has been proposed, asserted or assessed against any Group Company that has not been resolved and paid in full.

(j) No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax returns of any Group Company.

4.21. Interested Party Transactions. No Founder, officer or director of a Group Company or any Affiliate or Associate of any such Person has any agreement with any Group Company (except for employment contracts previously disclosed in accordance with the terms of this Agreement), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group

Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Founder, officer or director of a Group Company has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company. No Affiliate or Associate of any Founder, officer or director of a Group Company is directly or indirectly interested in any material contract with a Group Company. No Founder, officer or director of a Group Company or any Affiliate or Associate of any such Person has had, either directly or indirectly, a material interest in: (i) any Person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (ii) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. There is no agreement between any Founder and any other shareholder with respect to the ownership or control of any Group Company.

4.22. Employee Matters. Each Group Company has complied in all material aspects with all applicable employment and labor laws. To the knowledge of the Covenantors none of the Group Companies’ officers or Key Employees (as set forth in Exhibit E) intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or Key Employee.

4.23. Financial Advisor Fees. There exists no agreement or understanding between any Group Company or any of its Affiliates and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the subscription of Series A Shares.

4.24. Restructuring Agreements. The Group Companies have not entered into any contracts similar in substance to any Transaction Agreement with any other party.

4.25. Offshore Transaction. Neither the Company nor any of its Affiliates nor any Person acting on behalf of the Company or any of its Affiliates has engaged or will engage in “directed selling efforts” (as such term is defined in Rule 902 of Regulation S promulgated under the Securities Act (“Regulation S”)) with respect to the Series A Shares and the Company has complied and will comply with the offering restrictions of Regulation S. As of the Closing, the Company reasonably believes that no “substantial U.S. market interest” (as such term is defined in Rule 902 of Regulation S) exists in the Series A Shares or in any security of the Company which is of the same class or series as the Series A Shares.

4.26. Insurance. Each of the Group Companies maintains public liability insurance and property insurance and other insurance as reasonably prudent under commercially reasonable practices or pursuant to Applicable Laws. Such insurance policies are placed with insurers that the Group Companies reasonably consider financially sound and reputable, in light of the respective business, operations and assets and properties of each of the Group Companies. None of the Group Companies has received notice that any insurer under any such policy is denying liability with respect to a claim or defending under a reservation of rights clause. All such policies are legal, valid, binding and enforceable, and are in full force and effect and have not been cancelled. All premiums on such policies have been paid in full when due and the policies are not subject to cancellation. None of the Group Companies is in breach or default of any policy. There are no claims that have not been reimbursed to any Group Company.

5.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

The Investor represents and warrants to the Company as follows:

5.1. Authorization. The Investor has all requisite power, authority and capacity to enter into this Agreement and the Shareholders’ Agreement, and to perform its obligations under this Agreement and the Shareholders’ Agreement. This Agreement has been duly authorized, executed and delivered by the Investor. This Agreement and the Shareholders’ Agreement, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

5.2. Accredited Investor. The Investor is an Accredited Investor within the definition set forth in Rule 501(a) under Regulation D of the Securities Act.

5.3. Purchase for Own Account. Series A Shares and Ordinary Shares issuable upon conversion of Series A Shares will be acquired for the Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

5.4. Exempt from Registration; Restricted Securities. The Investor understands that Series A Shares and Ordinary Shares issuable upon conversion of Series A Shares will not, when issued, be registered under the Securities Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act or the registration or listing requirements of any other applicable securities laws and regulations, and that the reliance of the Company on such exemption is predicated in part on the Investor’s representations set forth in this Agreement. The Investor understands that Series A Shares and Ordinary Shares issuable upon conversion of Series A Shares are restricted securities within the meaning of Rule 144 under the Securities Act and that Series A Shares and Ordinary Shares issuable upon conversion of Series A Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

5.5. Due Organization. The Investor is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment.

5.6. No Bankruptcy. No bankruptcy order has been made or petition presented to the Investor nor has any bankruptcy order been made or petition presented for the appointment of an official receiver in respect of the Investor and no distress, execution or other process has been levied on any material asset of the Investor.

5.7. Sufficient Funds. The Investor has, and on the Closing Date will have, sufficient immediately available funds to subscribe for the Purchased Shares.

6.	COVENANTS OF THE GROUP COMPANIES AND THE FOUNDERS.

Each of the Group Companies jointly and severally covenants to the Investor as follows:

6.1. Use of Proceeds from the Subscription for Series A Shares. The proceeds from the subscription for Series A Shares shall be used only by the Company for investment in the PRC Subsidiary, and by the PRC Subsidiary to finance leasing, renovation and conversion of buildings into hotels, working capital and other general business activities relating to the business scopes of the PRC Subsidiary as set forth in Section 6.3, and relating to hotel operation and management of the Group Companies.

6.2. Business of the Company. The business of the Company shall be restricted to the holding and management of its equity interest in, and certain other assets used by, the PRC Subsidiary.

6.3. Business of the PRC Subsidiary The business of the PRC Subsidiary (and each direct or indirect subsidiary thereof, whether currently held or to be acquired in the future, including without limitation, Guangzhou 7 Days Hotel Management Co., Ltd., Guangzhou 7 Days Inn Co., Ltd. and Wuxi Shenglong Hotel Management Co., Ltd.) shall be restricted to hotel operation and management and other authorized businesses in compliance with the stated business scope of their respective business license, and the Covenantors shall not knowingly permit the PRC Subsidiary, or any such current or future direct or indirect subsidiary, to carry out any business outside such permitted scope.

6.4. Governance of Subsidiaries. All directors of the PRC Subsidiary and any other direct or indirect subsidiary of the Group Companies shall be appointed and removed only by the Company pursuant to action of the Board. Each of the Covenantors shall procure that all corporate actions of the PRC Subsidiary and any direct or indirect subsidiary of the Company shall be pursuant to action by the Board.

6.5. Submission of Operating Plan. Within forty-five (45) days after the Closing Date, the Group Companies shall submit to the Board a detailed operating plan (including any capital expenditure budget, operating budget and financing plan) and business plan to the satisfaction of the Series A Director for the remainder of this year after the Closing Date prepared pursuant to the Business Plan (as defined in the Shareholders' Agreement) of the Group Companies.

6.6. Confidentiality, Invention Assignment and Employment Agreement. Each of the Group Companies (and each Covenantor shall procure that each direct or indirect subsidiary thereof, whether currently held or to be acquired in the future, including without limitation, Guangzhou 7 Days Hotel Management Co., Ltd., Guangzhou 7 Days Inn Co., Ltd. and Wuxi Shenglong Hotel Management Co., Ltd.) shall cause all of their present and future officers and Key Employees to enter into a standard form confidentiality, invention assignment, and employment agreement with the relevant Group Company, as the case may be in form and substance reasonably satisfactory to the Investor.

6.7. Equity Compensation. The Company shall not, directly or indirectly, issue Ordinary Shares, share options or other forms of equity of the Company to employees, directors or consultants except in accordance with the Plan or other employee equity compensation plans approved by the Board and by the Investor.

6.8. Additional Covenants. Except as required by this Agreement, no resolution of the directors or shareholders of any Group Company shall be passed, nor shall any contract or commitment be entered into, in each case, (or each Covenantor shall procure that each direct or indirect subsidiary thereof, whether currently held or to be acquired in the future, including without limitation,

Guangzhou 7 Days Hotel Management Co., Ltd., Guangzhou 7 Days Inn Co., Ltd. and Wuxi Shenglong Hotel Management Co., Ltd. shall not pass any resolution of directors or shareholders or enter into any contract or commitment) prior to the Closing without the prior written consent of the Investor, except that the Group Companies may carry on its business in the same manner as heretofore conducted and the Group Companies may pass resolutions and enter into contracts as long as they are effected in the ordinary course of business and consistent with past practice; provided that the transactions with respect to which the resolutions are passed and contracts are entered into are made on an arms-length basis with disinterested third parties and the value of each of such transaction is no greater than US$1,000,000.

6.9. Non-Competition Covenant for Employees. From the signing of this Agreement until twelve (12) months after the termination of employment (for any reason) of any officer or Key Employee of any Group Company (the “Employees’ Restricted Period”), the Covenantors shall use their best efforts to procure that the officers or Key Employees during the Employees’ Restricted Period shall not, directly or indirectly, either for himself or for any other Person or entity:

(a) anywhere in the PRC where the Group Companies engage from time to time in business, (i) engage or participate in, (ii) assist, advise or be connected with (including as an employee, owner, partner, shareholder, officer, director, advisor, consultant, agent or (without limitation by the specific enumeration of the foregoing) otherwise), or (iii) render services for, any hotel business (a “Employees’ Competing Business”), except pursuant to the business conducted by the Group Companies;

(b) take any action which might divert the Group Companies from any opportunity which would be within the scope of its current business but shall rather offer each such opportunity to the Group Companies, which the Group Companies may, in its sole discretion, decide to pursue;

(c) solicit, attempt to solicit, aid in the solicitation of, accept any orders from, or provide any products or services to, any Person or entity who is or has been a customer of the Group Companies, at any time during the period beginning one (1) year prior to the date hereof through the Employees’ Restricted Period, to purchase products or services from any Employees’ Competing Business;

(d) solicit, attempt to solicit or aid in the solicitation of any Person or entity who is or has been a customer, supplier, licensor, licensee or Person or entity having any other business relationship with the Group Companies, at any time during the period beginning one (1) year prior to the date hereof through the Employees’ Restricted Period, to cease doing business with or alter its business relationship with the Group Companies;

(e) solicit or hire any Person or entity who is a director, officer, employee, independent contractor or agent of the Group Companies to perform services for any Person or entity other than the Group Companies or to terminate his or her employment with the Group Companies; or

(f) breach any confidentiality agreement, expressed or implied, with any Group Company.

Notwithstanding the foregoing, the Covenantors shall not be liable under this Section 6.9 as long as they use their best efforts to take all actions to avoid any breach by any officer or Key Employee under Sections 6.9(a) to (f) and to enforce the rights of any Group Company (in its capacity as an employer) against such breaching officer or Key Employee (as the case may be).

6.10. Non-Competition Covenant for Founders. From the signing of this Agreement until the date twelve (12) months after the date on which any Founder ceases to own any securities of the Company (the “Founders’ Restricted Period”), the Founders shall not, and the Covenantors shall use their best efforts to procure that the Founders shall not, directly or indirectly, either for himself or for any other Person or entity:

(a) anywhere in the PRC where the Group Companies engage from time to time in business, (i) engage or participate in, (ii) assist, advise or be connected with (including as an employee, owner, partner, shareholder, officer, director, advisor, consultant, agent or (without limitation by the specific enumeration of the foregoing) otherwise), or (iii) render services for, any budget hotel chains business competing with the business of the Group Companies (a “Founders’ Competing Business”), except pursuant to the business conducted by the Group Companies;

(b) solicit or hire any Person or entity who is a director, officer or employee of the Group Companies to perform services for any Person or entity other than the Group Companies or to terminate his or her employment with the Group Companies; or

(c) breach any confidentiality agreement, expressed or implied, with any Group Company.

Notwithstanding the foregoing, the Covenantors shall not be liable under this Section 6.10 as long as they use their best efforts to take all actions to avoid any breach by any Founder under Sections 6.10(a) to (c) and to enforce the rights of any Group Company against such breaching Founder. For the avoidance of doubt, any Founder shall be liable for his own breach under Sections 6.10(a) to (c).

6.11. Compliance.

(a) Each of the Founders shall, at his own expense, fully comply with all requirements and obligations of the PRC authorities with respect to their holding of the Ordinary Shares or other securities in the Company on a continuing basis, including, but not limited to receiving all approval, consents and permits from and fulfilling the reporting requirements with the Shenzhen Branch of the State Administration of Foreign Exchange (the “SAFE”), in a timely manner, as required under the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Financing and Inbound Investment through Offshore Special Purpose Companies by PRC Residents (the “SAFE Circular”), and other relevant obligations imposed by the PRC authorities and obtaining all consents, approvals and permits required by the PRC authorities in connection therewith.

(b) Each of the Founders covenants not knowingly permit any Group Company to breach any of the covenants specified in this Section 6.

6.12. Undertaking. To the extent that any representations or warranties contained in Sections 4.3, 4.9, 4.10, 4.11, 4.12, 4.13 and 4.15 of this Agreement are inaccurate or incomplete, each Covenantor hereby undertakes to (i) disclose such inaccuracy or incompleteness in the Disclosure Letter, (ii) use its best efforts to, and to cause the applicable Group Company to, as soon as practicable before June 30, 2007, rectify such non-compliance, and (iii) use its best efforts to, and to cause the applicable Group Company to, not permit similar non-compliance with respect to hotels to be operated or managed by any Group Company in the future.

6.13. Compliance with Laws. Each of the Covenantors undertakes that it shall not, and each of the Covenantors shall not knowingly permit any director, officer, agent, employee, representative or any other Person associated with or acting for or on behalf of the foregoing to, offer, pay, promise to pay, or authorize the payment of any money, or offer, give a promise to give, or authorize the giving of anything of value, to any Government Official, political party or official thereof or to any candidate for political office (or to any Person where such Covenantor, director, officer, agent, employee, representative or other Person knows or is aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, political party, party official, or candidate for political office) for the purposes as specified in Section 4.9(d)(i) or Section 4.9(d)(ii).

7.	CONDITIONS TO INVESTOR’ OBLIGATIONS AT THE CLOSING.

The obligation of the Investor to subscribe for Series A Shares at the Closing is subject to the fulfillment or valid written waiver signed by the Investor, on or prior to the Closing (unless otherwise indicated below), of the following conditions:

7.1. Representations and Warranties True and Correct. The representations and warranties made by the Covenantors in Section 4 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of such date.

7.2. Performance of Obligations. Each of the Covenantors shall have performed and complied in all material respects with all agreements, obligations and conditions contained in the Transaction Agreements that are required to be performed or complied with by it on or before the Closing.

7.3. Proceedings and Documents. All corporate approvals and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incidental to such transactions shall be completed and reasonably satisfactory in substance and form to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

7.4. Approvals, Consents and Waivers. Each Group Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (a) all permits, authorizations, approvals, consents or permits of any Governmental Authority or regulatory body, and (b) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights that may exist in connection with the issuance of the Series A Shares.

7.5. Securities Laws. The allotment and issuance of Series A Shares, and the issuance of Ordinary Shares upon conversion of Series A Shares shall be exempt from the registration and/or qualification requirements of all applicable securities laws in any jurisdiction.

7.6. Amendment to Constitutional Documents. The Restated Articles in the form attached hereto as Exhibit A shall have been duly adopted by the Company by all necessary corporate action of its Board and its shareholders.

7.7. Designation of the Board. As of the Closing, the Board shall initially consist of at least five (5) directors of which one (1) director shall have been designated by the Investor (the “Series A Director”). Unless the Investor agrees otherwise, the board of directors of the PRC Subsidiary shall be, and the Covenantors jointly and severally undertake to cause the board of directors of the PRC Subsidiary to be, identical to the Board within ten (10) Business Days after the Closing.

7.8. Execution of Shareholders’ Agreement. The Company shall have delivered to the Investor the Shareholders’ Agreement, in substantially the form attached hereto as Exhibit D, duly executed by the Company and all other parties thereto (other than the Investor).

7.9. Confidentiality, Non-Compete, Non-Solicit and Employment Agreement. Each of the Founders who are employees of the Group Companies and key employees of the Group Companies set forth on Exhibit E (the “Key Employees”) shall have entered into a confidentiality, non-compete, non-solicit and employment agreement with his or her respective Group Company.

7.10. Delivery of Financial Statements. The Group Companies shall have delivered to the Investor the Financial Statements.

8.	CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSINGS.

The obligations of the Company under this Agreement with respect to the Investor are subject to the fulfillment or valid written waiver by the Company at or before the Closing of the following conditions:

8.1. Representations and Warranties. The representations and warranties of the Investor contained in Section 5 hereof shall be true and correct as of the Closing Date.

8.2. Payment of Subscription Price. The Investor shall have delivered to the Company the Subscription Price in accordance with Sections 2 and 3.

8.3. Securities Exemptions. The allotment and issuance of Series A Shares and issuance of Ordinary Shares upon conversion of Series A Shares shall be exempt from the registration and/or qualification requirements of all applicable securities laws.

8.4. Execution of Shareholders’ Agreement. The Investor shall have executed and delivered to the Company the Shareholders’ Agreement in substantially the form attached hereto as Exhibit D.

9.	INDEMNIFICATION.

9.1. Indemnification. One party hereto (the “Indemnifying Party”) shall, and if there are more than one Indemnifying Party, each Indemnifying Party shall jointly and severally with the other Indemnifying Parties, indemnify, defend and hold harmless the other non-indemnifying parties (the “Indemnified Parties”), from and against any and all Losses arising out of, relating to, connected with or incidental to: (a) any breach of any representation or warranty made by the Indemnifying Party in this Agreement or the Shareholders’ Agreement, or (b) any failure by the Indemnifying Party to comply with any covenant or agreement contained in this Agreement or the Shareholders’ Agreement. The agreements in this Section 9 shall survive any termination of this Agreement. Notwithstanding the foregoing, all actions for indemnifications under Section 9.1(a) must be asserted within eighteen (18) months after the Closing Date; and all actions for indemnification under Section 9.1(b) must be asserted prior to the end of eighteen (18) months after the Closing Date.

9.2. Payment. At the absolute discretion of the Indemnified Parties, all claims asserted hereunder against the Indemnifying Party shall be settled by cash or by shares of the Company, if applicable. Any allotment or issuance by the Company hereunder shall be grossed up and shall not have any dilutive effect on the Investor with reference to the then valuation of the Company as determined in good faith by the Board.

9.3. Threshold for Indemnification; Limits. The Indemnifying Party shall have no liability under this Section 9.3 until the aggregate amount of Losses incurred by the Indemnified Parties and/or their Affiliates exceeds an amount equal to US$500,000, in which case the Indemnified Parties shall be entitled to indemnification of the amount of the Losses exceeding US$100,000. The amount of Losses for which Indemnified Parties may be indemnified shall be limited to the aggregate Subscription Price paid by the Investor at the time such indemnification is made.

10.	MISCELLANEOUS.

10.1. Governing Law. Except with respect to the references in this Agreement to the Securities Act, this Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong.

10.2. Survival. The provisions of Sections 4, 5, 6 and 9 contained herein shall survive the closing of the transactions contemplated by this Agreement.

10.3. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. Except any assignment to the Investor’s Affiliates, this Agreement and the rights and obligations therein may be not assigned by the Investor without the written consent of any parties hereto. This Agreement and the rights and obligations therein may not be assigned by the Covenantors without the written consent of all Investor.

10.4. Entire Agreement. This Agreement, the Shareholders’ Agreement, any other Transaction Agreements, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subject matter hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

10.5. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth on Exhibit A of the Shareholders’ Agreement, upon receipt of confirmation of error-free transmission; (c) five (5) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other parties as set forth on Exhibit A of the Shareholders’ Agreement; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the other parties as set forth on Exhibit A of the Shareholders’ Agreement with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.5 by giving, the other party written notice of the new address in the manner set forth above.

10.6. Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this Section 10.6 shall be binding upon all parties hereto, and their respective assigns.

10.7. Delays or Omissions. No delay or omission in exercising any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any waiver of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any party shall be cumulative and not alternative.

10.8. Finder’s Fees. Each of the Covenantors hereby represents and warrants to the Investor that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold harmless the Investor from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other Person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

10.9. Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

10.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

10.11. Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly effects the parties’ intent in entering into this Agreement.

10.12. Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 6 of the Shareholders’ Agreement.

10.13. Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

10.14. Dispute Resolution.

(a) Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 10.14(b) shall apply.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with Section 10.14(a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this Section 10.14(b). The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English. The award of the arbitrators shall be final and binding. The parties understand and agree that this Section 10.14(b) regarding arbitration shall not prevent any party from pursuing equitable or injunctive relief in a judicial forum to compel another party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this Section 10.14(b), or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

10.15. WP Rights. Any rights of the Investor under this Agreement may, without prejudice to the rights of the Investor to exercise any such rights, be exercised by Warburg Pincus Asia LLC (“WP Asia”) or any other fund manager of the Investor or its nominees (“WP Manager”), unless the Investor has (a) given notice to the other parties that any such rights cannot be exercised by WP Asia or a WP Manager; and (b) not given notice to the other parties that such notice which is given under this Section 10.15 has been revoked.

10.16. Governing Version. This Agreement shall be executed in both English and Chinese; provided that (a) the English version is the governing version; and (b) the English version shall prevail whenever there is any discrepancy between the English version and the Chinese translation (which is solely for reference only).

— REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK —

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE COMPANY

7 DAYS GROUP HOLDINGS LIMITED

By:	/s/ He Boquan
Name:	He Boquan
Title:	Director

[SIGNATURE PAGE TO SERIES A PREFERRED SHARE SUBSCRIPTION AGREEMENT]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

PRC SUBSIDIARY

7 Days Inn (Shenzhen) Co., Ltd.

By:	/s/ Zheng Nanyan
Name:	Zheng Nanyan
Title:	Legal Representative

[SIGNATURE PAGE TO SERIES A PREFERRED SHARE SUBSCRIPTION AGREEMENT]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS

/s/ HE BOQUAN
HE BOQUAN

[SIGNATURE PAGE TO SERIES A PREFERRED SHARE SUBSCRIPTION AGREEMENT]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS

/s/ ZHENG NANYAN
ZHENG NANYAN

[SIGNATURE PAGE TO SERIES A PREFERRED SHARE SUBSCRIPTION AGREEMENT]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS

/s/ ZHANG QIONG
ZHANG QIONG

[SIGNATURE PAGE TO SERIES A PREFERRED SHARE SUBSCRIPTION AGREEMENT]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS

/s/ LEE CHIEN
LEE CHIEN

[SIGNATURE PAGE TO SERIES A PREFERRED SHARE SUBSCRIPTION AGREEMENT]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS

FORTUNE NEWS INTERNATIONAL LIMITED

By:	/s/ Zheng Nanyan
Name:	Zheng Nanyan
Title:	Director

[SIGNATURE PAGE TO SERIES A PREFERRED SHARE SUBSCRIPTION AGREEMENT]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS

SMARTECH RESOURCES LIMITED
For and on behalf of SMARTECH RESOURCES LIMITED

By:	/s/ Zhang Qiong
Name:	Zhang Qiong Authorized Signature(s)
Title:	Director

[SIGNATURE PAGE TO SERIES A PREFERRED SHARE SUBSCRIPTION AGREEMENT]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTOR:

WARBURG PINCUS REAL ESTATE I, L.P.

By:	Warburg Pincus Real Estate I GP, LLC
As General Partner

	By:	Warburg Pincus Partners, LLC,
Its sole member

		By:	Warburg Pincus & Co.,
Its managing member

		By:	/s/ Philip Mintz
		Name:	Philip Mintz
		Title:	Partner

[SIGNATURE PAGE TO SERIES A PREFERRED SHARE SUBSCRIPTION AGREEMENT]

LIST OF EXHIBITS

Exhibit A	Restated Articles

Exhibit B	Purchased Shares

Exhibit C	Disclosure Letter

Exhibit D	Shareholders’ Agreement

Exhibit E	Key Employees

EXHIBIT A

RESTATED ARTICLES

[SEE TAB 16]

EXHIBIT B

PURCHASED SHARES

Investor	Number of Series A Shares Subscribed	Subscription Price for Series A Shares
Warburg Pincus Real Estate I, L.P.	15,724,432	US$	10,000,000

TOTAL	15,724,432	US$	10,000,000

EXHIBIT C

DISCLOSURE LETTER

Private and Confidential

Disclosure Letter

To:	Warburg Pincus Real Estate I, L.P.

c/o Warburg Pincus Asia LLC

Suite 6703 Two International Finance Centre

8 Finance Street

Hong Kong

Date: November 7, 2006

Dear Sirs,

This is the disclosure letter (this “Letter”) as referred to in the transaction (the “Transaction”) contemplated by the Series A Preferred Share Subscription Agreement entered into by 7 Days Group Holdings Limited (the “Company”), (the “PRC Subsidiary”) (the Company, the PRC Subsidiary, and all other direct or indirect subsidiaries of the foregoing and Guangzhou 7 Days Hotel Management Co., Ltd., Guangzhou 7 Days Inn Co., Ltd. and Wuxi Shenglong Hotel Management Co., Ltd. may hereinafter be referred to collectively as the “Group Companies”), Zheng Nanyan, He Boquan, Zhang Qiong, Lee Chien, Fortune News International Limited, Smartech Resources Limited (Zheng Nanyan, He Boquan, Zhang Qiong, Lee Chien, Fortune News International Limited, Smartech Resources Limited and their respective successors are collectively referred as the “Founders”) and Warburg Pincus Real Estate I, L.P. (together with its permitted successors, transferees or assignees and Affiliates, the “Investor”) dated November 7, 2006 (the “Agreement”), under which the Company is to allocate and issue up to 15,724,432 Series A convertible preferred shares of the Company (the “Series A Shares”) to the Investor and the Investor is to subscribe for the Series A Shares.

This Letter, and together with the schedules hereto, constitute the Disclosure Letter referred to in the Agreement.

Unless the context otherwise requires, words and expressions defined in the Agreement have the same meanings when used in this Letter and, subject as aforesaid, the provisions of Section 1 (Definitions) of the Agreement shall apply to this Letter, mutatis mutandis, as if they were set out herein.

Where any conflict arises between the contents of any document supplied to the Investor (including, without limitation, any document referred to in this Letter) and the information contained in this Letter, the information contained in this Letter shall prevail, unless otherwise expressly stated herein.

1

None of the disclosures contained in this Letter amounts to an admission or representation by the Group Companies and the Founders that any matter disclosed would have given rise to a claim by the Investor had it not been disclosed in this Letter.

In Schedule 2 of this Letter, specific matters in relation to the Agreement have, for convenience, been set out against the paragraph number of the representations and warranties of the Group Companies and the Founders (Section 4 of the Agreement) to which the disclosure is most likely to relate. However, any disclosure shall apply to such a representation and warranty to which it is or may be appropriate, and shall not be limited in any way to a specific representation and warranty to which it refers.

Except as may be required by law, no part of this Letter and no part of the information contained in the documents referred to in this Letter, other than information already in the public domain, may be communicated to any third party (other than the Investor and its professional advisers), without the prior written consent of the Company.

This Letter shall be governed by and construed in all respects in accordance with the laws of Hong Kong.

Kindly acknowledge receipt of this Letter by signing the acknowledgement on the enclosed duplicate and returning the duplicate to us. Such signature and return will constitute confirmation of the Investor that the disclosures in this Letter are accepted for the purposes of the Agreement on the basis stated in this Letter.

Yours faithfully,

For and on behalf of
7 Days Group Holdings Limited

/s/ HE Boquan
Name:	HE Boquan
Title:	Director

2

We acknowledge receipt and acceptance of the Letter of which this is a duplicate.

Date:

WARBURG PINCUS REAL ESTATE I, L.P.

By:	Warburg Pincus Real Estate I GP, LLC
As General Partner

	By:	Warburg Pincus Partners, LLC,
Its sole member

		By:	Warburg Pincus & Co.,
Its managing member

		By:	/s/ Philip A. Mintz
		Name:	Philip A. Mintz
		Title:	Partner

3

Schedule 1

General Disclosure

This Letter shall be deemed to have included the matters referred to below:

1.	As of June 30, 2006, all matters disclosed, provided, explained or mentioned in the Financial Statements (as defined in the Agreement) and all matters disclosed, provided, explained or mentioned in the auditor’s report of the Financial Statements.

2.	All documents (photocopies of such documents have been provided to the Investor) contained in the List of Documents and Information provided by the Company for business and legal due diligence (see Annex I hereto); provided, however, that any inconsistency or conflict between the fact in such documents and the representations and warranties given by the Covenantors to the Investor under Section 4 of the Agreement shall be disclosed in the Schedule 2 to this Letter. If there is any inconsistency or conflict between the facts in such documents and the facts stated in this Letter, this Letter shall prevail.

4

Schedule 2

Specific Disclosure

EXHIBIT D

SHAREHOLDERS’ AGREEMENT

[SEE TAB 3]

EXHIBIT E

KEY EMPLOYEES

No.	Name of the Employee	Passport/ID No.
1	Zheng Nanyan
2	Lin Yuezhou
3	Li Chuntian
4	Huang Ji
5	Han Qiaofan